Exhibit 5.1

January 24, 2025

KULR Technology Group, Inc.

555 Forge River Road, Suite 100

Webster, Texas 77598

Re:	Prospectus Supplement to the Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to KULR Technology Group, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Registration Statement on Form S-3 (File No. 333-257697) (the “2021 Registration Statement”), the prospectus supplement dated July 3, 2024, supplementing the prospectus contained in the 2021 Registration Statement, the prospectus supplement dated December 4, 2024, supplementing the prospectus contained in the 2021 Registration Statement, the Company’s Registration Statement on Form S-3 (File No. 333-280694), as filed on December 26, 2024 (the “2024 Registration Statement”), the prospectus supplement dated December 26, 2024, supplementing the prospectus contained in the 2024 Registration Statement, and the prospectus supplement dated January 24, 2025, supplementing the prospectus contained in the 2024 Registration Statement (the “Prospectus Supplement” and, together with such base prospectus, the “ATM Prospectus”), relating to the Company’s at-the-market offering (the “Offering”) of an aggregate of $50,000,000 of the Company’s common stock, par value $0.0001 per share (the “Shares”) in an at the market offering pursuant to the at the market offering agreement, dated July 3, 2024 and as amended on December 26, 2024 (the “Sales Agreement”), between the Company and Craig-Hallum Capital Group, LLC.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the federal securities laws of the United States of America and the laws of the state of Delaware. We express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the 2024 Registration Statement, the ATM Prospectus, and the Sales Agreement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion to the Company’s Current Report on Form 8-K filed with the SEC on January 24, 2025 and which is incorporated by reference in the 2024 Registration Statement and the ATM Prospectus. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the ATM Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP